Exhibit 23.7

Consent of Centerview Partners LLC
The Board of Directors
Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 12, 2021, to the Board of Directors of Cantel Medical Corp. (“Cantel”) as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of Cantel’s Financial Advisors”, “Risk Factors—Risks Relating to the Mergers—The opinion of Centerview will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Mergers”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the Cantel Board of Directors and Reasons for the Mergers”, “The Mergers—Opinion of Cantel’s Financial Advisors” and “The Mergers—Certain Unaudited Prospective Financial Information Prepared by Cantel” in the proxy statement/prospectus relating to the proposed transaction involving Cantel and STERIS plc (“STERIS”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) of STERIS. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

March 2, 2021